                                                                     Exhibit 5.2
                                                                     -----------

                                                                    News Release

                                                                    NASDAQ: MEDQ
                                                           FOR IMMEDIATE RELEASE

                       MEDQUIST REPORTS FINANCIAL RESULTS
                             FOR SECOND QUARTER 2003

         MARLTON, NJ July 24, 2003 - MedQuist Inc. (NASDAQ:MEDQ) reported revenue of $123.4 million, operating income of $17.5 million and net income of $10.8 million or $0.29 per diluted share for the three months ended June 30, 2003.

         For the six months ended June 30, 2003 revenue was $248.1 million, operating income was $34.5 million and net income was $21.3 million or $0.57 per diluted share.

         John Quaintance, President of MedQuist's Medical Transcription Division stated, "Despite the challenging operating environment in the U.S. healthcare market, MedQuist continues to provide our hospital clients with the highest level of service in the industry. As we have done in the past, we plan to continue to expand the suite of products and services we provide to our valued clients. One example of such a service offering is the DocQment Enterprise Platform (DEP), which was designed by MedQuist to bring information systems and decision-making tools to healthcare information management professionals. We have achieved a significant level of momentum in the roll-out of this technology, which is being well received by the hospital market".

         MedQuist is a leading provider of electronic medical transcription, health information and document management services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services. MedQuist is a member of the Philips Group of Companies.

Other than historical information set forth herein, this press release may contain forward-looking statements such as our anticipated future earnings growth, which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated or implied in any such forward-looking statements as a result of various risks, including, without limitation, inability to predict future economic or market conditions, rapidly changing technology; inability to manage and maintain growth; inability to penetrate new markets; inability to make and successfully integrate acquisitions and transition our business strategy; decreased demand for existing products; lack of a market for new products; and failure to successfully negotiate agreements to take advantage of the opportunities facing MedQuist to broaden its service offering. Additional risks associated with the Company's business can be found in its December 31, 2002 Annual Report on Form 10-K and its other periodic filings with the SEC.

Contact: Brian J. Kearns, Chief Financial Officer, MedQuist Inc.,
856-810-8000 ext. 4418
                                  Tables Follow

                                  MedQuist Inc.
                              Financial Highlights
                                 (Unaudited)
              In thousands, except per share data and percentages

                                                             Three Months Ended June 30,
                                                              2003                 2002
                                                              ----                 ----
Revenues                                                     $123,444           $113,631

Gross profit                                                   33,128             29,377
Gross margin                                                    26.8%              25.9%

Selling, general & administrative                             (7,551)            (3,483)
% of revenues                                                    6.1%               3.1%

Research and development                                      (1,390)                 --
% of revenues                                                    1.1%                n/a

Depreciation expense                                          (4,745)            (4,349)
Amortization expense                                          (1,985)            (1,613)

Operating income                                               17,457             19,932

Net interest income                                               254                376
Equity in loss of investee                                      (132)              (247)

Pretax income                                                  17,579             20,061

Tax provision                                                 (6,767)            (7,723)

Net income                                                    $10,812            $12,338

Net income per basic share                                      $0.29              $0.33
Basic shares outstanding                                       37,120             36,976

Net income per diluted share                                    $0.29              $0.33
Fully diluted shares outstanding                               37,768             37,949



                                  MedQuist Inc.
                              Financial Highlights
                                 (Unaudited)
              In thousands, except per share data and percentages

                                                              Six Months Ended June 30,
                                                              2003                 2002
                                                              ----                 ----
Revenues                                                     $248,106           $227,605

Gross profit                                                   64,988             58,341
Gross margin                                                    26.2%              25.6%

Selling, general & administrative                            (15,394)            (7,183)
% of revenues                                                    6.2%               3.2%

Research and development                                      (2,747)                 --
% of revenues                                                    1.1%                n/a

Depreciation expense                                          (9,381)            (8,583)
Amortization expense                                          (3,744)            (3,314)
Other income                                                      814                 --

Operating income                                               34,536             39,261

Net interest income                                               474                689
Equity in loss of investee                                      (316)              (431)

Pretax income                                                  34,694             39,519

Tax provision                                                (13,357)           (15,215)

Net income                                                    $21,337            $24,304

Net income per basic share                                      $0.58              $0.66
Basic shares outstanding                                       37,103             36,955

Net income per diluted share                                    $0.57              $0.64
Fully diluted shares outstanding                               37,699             37,954

                                  MedQuist Inc.
                              Financial Highlights
                                  In thousands

                                                                        June 30,                  December 31,
                                                                          2003                        2002
                                                                          ----                        ----
                                                                       (Unaudited)                 (Audited)
Assets:

         Current assets:
                  Cash and cash equivalents                            $ 132,730                   $ 103,392
                  Accounts receivable (net)                               77,505                      86,465
                  Other current assets                                    14,621                      14,474
                                                                       ---------                   ---------
                    Total current assets                                 224,856                     204,331
         Property and equipment (net)                                     37,150                      37,804
         Goodwill                                                        136,376                     136,127
         Other intangible assets (net)                                    73,135                      73,798
         Other assets                                                     22,076                      22,811
                                                                       ---------                   ---------
                    Total assets                                       $ 493,593                   $ 474,871
                                                                       =========                   =========

Liabilities and Shareholders' Equity:

         Current liabilities:
                  Current portion of long term debt                    $      31                   $      31
                  Accounts payable                                         9,291                       9,908
                  Deferred revenue                                        18,413                      18,789
                  Accrued expenses                                        30,098                      33,701
                                                                       ---------                   ---------
                    Total current liabilities                             57,833                      62,429
         Long term debt                                                       26                          54
         Other long term liabilities                                       1,904                       1,427
         Shareholders' equity                                            433,830                     410,961
                                                                       ---------                   ---------
                    Total liabilities and shareholders' equity         $ 493,593                   $ 474,871
                                                                       =========                   =========